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HCP-IBM HCP All Hands Meeting Transcript

Dave McJannet – CEO, HashiCorp

Hi everyone. Thanks for joining us today on relatively short notice. Before we get started, I just want to hand it over to Paul for some opening remarks about procedures and general rules of the day.

Paul Warenski – Chief Legal Officer & General Counsel, HashiCorp

I realize there have been rumors about our announcement in the marketplace. As I think everyone would understand, the need for confidentiality during a process like this is paramount to protect the company, its investors, our customers, and of course all of you. So, we had to keep the transaction to a small group of leaders and couldn’t tell you about it before we publicly announced it.

Obviously, most of you have been through our insider trading program and would understand that this is the ultimate in material non-public information, so it’s not something we could share with the company, as much as we’d like to.

Before we get started, I’d like to remind you of the policy we outlined in our notes to you over Slack and in email.

As you’re all aware, and was true in the IPO, for those who were there then, the SEC has really specific rules and requirements regarding written communications about major transactions.

And the reason for that is, it’s essential that what shareholders and regulators – and I’ll come to that a little later – hear from us is entirely accurate. They deserve and need to have entirely accurate communications from us, so that they know why we made the decisions, what we plan to do, what it means for them.

So it’s essential that all of our communications be consistent and that only authorized spokespeople discuss the transaction, externally and internally, privately, publicly, in any forum. It’s just essential that the messaging from the company on this transaction come from official channels and not from individuals expressing their opinions. I’m sure many people have opinions, but the shareholders need to hear from us officially as to what our thinking is.

As a result, you’re going to hear us say things like: ‘We refer you to the FAQ,’ or some other document we’ve provided. And again, the reason for this is to meet our obligations with regard to consistent communications. What that means for you is to please allow only the appropriate spokespeople, as I said, to answer questions about the announcement in any channel or forum.

For example, even if there’s an answer to a message that is in the FAQ, please don’t copy and paste from the FAQ and put that into a Slack channel or an email because we need to keep it consistent communications at a purely official level.

So with that I’ll hand it over to Dave to start us off.

Dave McJannet – CEO, HashiCorp

Thanks, Paul. Good morning and thank you all for joining us today.

I know you will all be keen to hear about our announcement.

I want to talk about our agreement to be acquired by IBM. I’m super excited by this, and I wanted to talk to you all about how we got here, what it means, and what comes next. We are also going to answer some questions we’ve received.

Before we do that, I want to start off by saying thank you.

I’ve always said that a company is nothing more than a group of people aligned around a common idea. We are only here because of your execution toward that idea so far.

You should be proud, as am I, of the company we’ve built together and, collectively, the community we’ve built around it, which is significant.

I’m personally very excited about this next chapter.

There are still many details to work through between now and when the transaction closes, and we aren’t going to have all the answers today. But please know we’re going to do everything we can to be as transparent as possible throughout this process. We’ll continue to share updates as we have them.

After I’ve spoken, Armon will provide his reflections on how he thinks about this, and our overall opportunity to serve our customers, partners and our community.

After that, Christine will talk about what this means for you – based on the information that we have today – and Paul is going to help us understand the process and what comes next.

Finally, we’ll answer some of the most common questions that were sent in ahead of time.

So with that said, I’d like to spend a little time on the announcement and why being part of IBM is the right place for us to continue to execute on our mission.

Let’s walk through what this announcement really is.

We announced that IBM has entered into an agreement to acquire HashiCorp for $35 per share in cash; which means our shares are being purchased for approximately $7.7 billion. You’ll have seen this announced as $6.4 billion, but that is adjusted for our substantial cash position. This represents a premium of approximately 43% over our closing share price on April 22, 2024, the last full trading day prior to the most recent media reports on April 23.

To put this into context, this represents IBM’s second largest acquisition in history – and this is a company that’s been around for well over 100 years – and it’s also a healthy valuation multiple of approximately 10x the consensus estimates for revenue for a year from now.

Our existing leadership team will continue to run the day-to-day of the business after the transaction closes. HashiCorp, as you will have seen, will operate as a division within IBM Software, reporting directly to Rob Thomas, Senior Vice President, Software and also the Chief Commercial Officer at IBM.

With IBM, we are uniting two leading technology businesses with actually very, very highly complementary visions: to be the platform of choice for multi-cloud and hybrid infrastructure automation.

At the highest level, this transaction delivers compelling and certain cash value to shareholders, and tremendous benefits to our customers, partners and to you.

The transaction is expected to close by the end of 2024, and is subject to approval by our shareholders, regulatory approvals and other customary closing conditions – which Paul will talk about in just a minute.

Now let’s just talk a little bit about IBM today. Today, IBM has a global workforce in more than 175 countries, and in 2023 generated total revenues of approximately $62 billion, of which $26 billion alone come from software.

Interestingly to me, they’ve been at the forefront of multiple platform transitions over the last 50 years, as you can imagine: from mainframe to client server to cloud. Historically, they’ve been successfully using M&A to complement their organic investments in these areas, and this combination is no different.

To understand for a minute how IBM works, they have three primary segments: IBM Software, IBM Consulting and IBM Infrastructure.

That software business includes multiple domains, including automation, data and AI, Red Hat and security and other software products.

Their strategic focus under Arvind – who’s the IBM CEO; he’s been there since 2020, I believe—is about two things: hybrid cloud, and AI. Their aim is to facilitate and support the world’s largest organizations through these shifts. They made a major investment in Red Hat several years ago, as a key pillar of this strategic focus, and that has been tremendously positive for Red Hat and the customers that they serve.

Becoming the platform of choice for multi-cloud automation is also part of IBM’s strategic focus which makes it a great home for HashiCorp – something Rob and I have spent a lot of time talking about.

In essence, our aim to provide a common Infrastructure Cloud marries neatly with IBM’s aspirations. And, as we all know, our products are in the runtime path of some of the most important applications on the planet. So, that’s why I’m extremely excited that this combination allows us to continue to invest even more deeply to innovate in the ways that we all know we can.

I think of this in three ways. First, as it relates to go-to-market, they have the trust of the largest organizations in the world, providing us with unique access to the accounts that matter across the entire globe. As I said, they operate in 175 countries. Second, we have the opportunity to accelerate the delivery of products that we know our customers depend upon. And third, we find a great home for our tremendous talent and skills, and IBM gains our knowledge of how to satisfy the needs of customers to adopt the cloud.

IBM’s global market reach and engineering scale make this a unique opportunity for our customers, community, and for all of us.

This milestone is a testament to the work of this talented team. And in all of this, Rob has made clear that investing in the talent of this organization is a key priority as he defines the Software business.

To that end, you’ll be receiving an email from Rob later today introducing himself and also sharing his excitement for our future together. He’ll also be joining us sometime soon for a town hall meeting so that you can get to know him and hear from him directly. You’ll be receiving information about this meeting over the next week or so.

So as I touched on earlier, this transaction will allow us to bring HashiCorp products to a much, much larger audience – serving many more developers and enterprises around the world. Our opportunity together is clear.

That’s it from me – you’ve heard why this is exciting, and why I’m confident that we’re better together.

So with that, I’ll turn it over to Armon.

Armon Dadgar – Co-Founder and CTO, HashiCorp

Perfect. Thanks so much, Dave.

I want to rewind the clock a little bit and go back to 2012.

Dave McJannet

Cannot hear Armon.

Armon Dadgar

Can you guys hear me? Hello, can you hear me?

Dave McJannet

Now I can hear you.

Armon Dadgar

Cool I’ll start over. Thanks, Dave.

Rewinding the clock to 2012 when Mitchell and I started the company, the cloud landscape was obviously very different than it is today. We were first exposed to public clouds as hobbyists working on startup projects and then later on as professional developers you know building mission-critical applications in [inaudible.]

And I think as part of that what became really clear was that we needed automation to manage cloud at scale. And so ultimately, we founded HashiCorp on the mission to enable automation in a multi-cloud world focused on a community of practitioners.

Along the way, obviously we’ve partnered with thousands of customers, you know including hundreds of the largest organizations in the world, and many of whom were at our Monday NASDAQ event, and this was a part of powering their journey to a multi-cloud reality.

I think for me one of the most rewarding aspects of what we do is we get to quietly underpin incredible applications around the world. You know, we know we are a part of those things and often we get a shared case studies of enabling millions of customers that came together delivering loyalty points to millions of cups of coffee orders every day, connecting self-driving cars, and securing trillions of dollars worth of transactions every single day.

And, you know, so for me, I’m incredibly proud of the team that we’ve built and the culture of HashiCorp. And, you know, even as we become a part of IBM, our foundational principles and values that define us will not change. And that is a key part of us continuing to operate as an independent division. In my conversations with Rob and the IBM team, it is very clear they acknowledge the incredible talent that we’ve brought together at HashiCorp, and in particular the technical talent within the R&D and technical field work, which are critical to our product delivery and customer success, among the rest of the parts of the organization that bring this to life for our customers.

We’ve always been very community-focused, and we will continue to be deeply invested in our community. That is the better arc of our success.

And in joining forces with IBM, and Red Hat, it opens the door for us to bring more users into our community as well as partners from around the world.

Ultimately, we are now more than a decade into HashiCorp, but I still believe we are very much in the early stages of broad cloud adoption.

This is a super exciting milestone and the start of a new chapter, and personally I’m very excited for us to continue to get to work together as a team and for us to take this mission to a whole new level.

From here I am going to hand it over to Christine.

Christine Centa – Chief People Officer, HashiCorp

Thanks, Armon. I know you are all thinking about what this means for you.

We recognize that news like this can be unsettling and it’s completely natural that you will have a wide array of emotions and some questions. Every acquisition experience is unique, but like some of you, I’ve been through this a few times at previous companies. And I want to assure you that we’re here to support you through every step of this process.

To that end, we’ve created several resources to help you stay informed, including an FAQ, and we will be answering some of the most common questions you all submitted via the Google form that was in Dave’s email shortly.

This HashiCorp global team is the reason for our success. We are lucky to have found a partner in IBM that values this team and our success to date.

As part of a larger organization with even more resources, we expect to have an even greater ability to retain, attract and develop our employees.

While there are many things to look forward to, this announcement is just the first step. We expect the transaction to close by the end of 2024, subject to approval by HashiCorp shareholders, regulatory approvals and other customary closing conditions.

Paul will walk us through what that process looks like shortly, but let’s dive into what happens between now and close as it relates to all of you.

Until the transaction closes, HashiCorp will continue to operate as a separate, independent company, and our priorities remain the same. In short, it’s business as usual.

When I say, it’s ‘business as usual,’ here’s what I mean: Our roles and responsibilities remain the same. HashiCorp’s location and remote work practices remain unchanged. There is no impact to comp and benefits. We will still complete our Promo, Merit and Equity Refresh cycle in the upcoming weeks. And yes, you still need to complete your Reach if you haven’t already! We are past the due date so get on that!

We expect to form a transition team of HashiCorp and IBM members to plan for a smooth integration process and successful onboarding to IBM after the transaction closes.

Integration activities can only be implemented after close.

Alright. So, what happens at close?

Our existing leadership team will continue to run the day-to-day of the business after the transaction closes. Led by Dave, HashiCorp will operate as a division within IBM Software, reporting directly to Rob, Senior Vice President, Software and Chief Commercial Officer at IBM.

At closing, there is no change to the HashiCorp employment or employment relationship. Employees remain on the same employment terms and conditions including benefits, payroll, job titles and compensation. There will then be then a transition process of which IBM calls the Transfer of Employment. More details on what this process looks like will be shared when available.

Our priority is to keep you informed and answer the questions we can. We will continue to update and republish the FAQs as more information becomes available. As Dave touched on earlier, we are in the early stages of this transaction process. We know we will not be able to answer some questions right now and …and might not have some answers for some time. So, we ask for your patience.

As always, your managers are here for you, and I encourage you to review the FAQs that Dave provided in his note yesterday. Supporting all of you throughout this process is, and will continue to be, our top priority.

There will be more information to come as decisions are made about how to best bring HashiCorp into IBM, but here are a few more things we can share now as it relates to our people:

IBM values our talented and hard-working team; their goal is to preserve the value our people bring.

We’ve built an incredible culture here at HashiCorp and I want to be clear that we want to maintain it throughout the next phase of our journey.

Now over to Paul….

Paul Warenski – Chief Legal Officer & General Counsel, HashiCorp

Thanks, Christine. So, I think the easiest way to think about what happens from here is to understand what the process is for selling a public company and I break it down into four steps.

The first step is that businesses need to agree on what a combination might look like and more importantly, for me anyway, the lawyers need to agree to get it finalized.

Then once that’s done it’s presented to the respective Boards of Directors, and they give their approval to move forward and that’s what allows an announcement like the announcement that took place yesterday.

Then there are two steps from there that need to be completed. The first is getting shareholder approval and I’ll talk a little bit about how that works and then the next step is getting approval from regulators and once that’s done the transaction can close.

In the coming weeks we will be filing a proxy statement, and that’s related to the shareholder part. We filed a proxy statement with the SEC and then we send that out to all of our shareholders.

And the proxy statement, some of you may have seen a proxy statement we filed before just in the normal course of running the business.

A proxy statement in this context provides details of the transaction to shareholders so they can make an informed decision about voting their shares, one way or the other. That proxy statement will have the date of our Special Meeting of shareholders where shareholders can then vote to approve the transaction.

So, proxy statement is the information that we provide to all the shareholders, it sets a voting date and then some period of time after the, on the voting date, the actual vote takes place.

So here, the company’s largest shareholders and investors, collectively holding 43% of our stock, or voting power rather, have entered into a voting agreement already in support of the transaction. So that was a part of the work that we did leading up to the announcement yesterday. So essentially, we’re already at 43% and that’s a clear testament to the conviction of that 43% of the voting shareholders of their conviction in HashiCorp becoming a part of IBM. There’s strong, deep support there.

In addition to receiving shareholder approval, we also have to manage the regulatory review process and get approval from the appropriate regulators, and that’s not just in the United States. So, there are regulators in the U.S., there are regulators in other countries where we do business, and principally what this means is antitrust regulators they’re looking at the transaction to make sure that it doesn’t interfere with competition and that it’s appropriate from an antitrust standpoint.

So, we begin that process pretty much immediately and then it will run its course sometime over some number of months, country by country, as appropriate and the once we obtain all of those necessary approvals, shareholder approval and then probably sometime a little bit later, regulatory approval, then we can close the transaction and while we cant predict the exact timing of this, we do expect it all to occur by the end of 2024.

Again, until the closing does occur, it’s really important you understand we and IBM are, and must remain, two separate businesses. If you have any questions on that, please let us know and refer to the materials that we’ve provided to you.

I just… it gets back to some ways gets back to the communications that I raised earlier; everybody needs to be really clear that we’re not IBM now. We’re still HashiCorp and we’ll be HashiCorp until the moment that this transaction closes. And people need to understand and communicate that way and operate that way and so don’t cause confusion by referring to us as IBM or making statements about how were already combined or anything like that because we are completely separate until this transaction closes and need to communicate and operate exactly that way.

Echoing Christine also on the communications point, our priority is to provide as much information to you as we can. Obviously, we will learn things through the process, we’ll communicate things as we go. We don’t know all the answers to all questions right now, but what we can commit to you is we’ll continue to keep you posted as best we can as we move through all of the milestones I just outlined.

Second, I want to share a few reminders and some information for those of you who own HashiCorp stock, which is most of you.

Employees who own our stock will receive the exact same $35 per share that public shareholders will receive. So, all shareholders are treated the same for this purpose.

This applies to shares that you received in connection with the vesting of RSUs, it applies to shares you own through exercising stock options, it applies to the shares you acquired in the ESPP program. All of those things are just vehicles through which you’ve come to acquire stock and once you sell that stock as part of the closing it’ll be paid at $35 a share.

With respect to unvested equity, unvested RSUs will be assumed by IBM, which basically means they’re taking on those unvested shares and then they convert into IBM stock at the same economic value which is determined at the time of the close. And then those unvested RSUs will continue to vest into IBM shares under the same vesting schedule that applies to them now. So, there’s no change in the vesting schedule that those keep vesting as they have been.

With respect to vested stock options that have not been exercised, and there are still some number of those around the company, those will be cashed out for the difference between the strike price and the transaction price. So, nothing you need to do, you don’t need to exercise them to get the benefit of the payment, but the payment will equal the difference between the strike price and the share price. If anyone holds stock options where the strike price is above the $35 a share, those would just be cancelled because there’s no value to them, they’d be underwater.

Unvested stock options, similar to vested stock options, will be cashed out for the difference between the strike price and the transaction price. There aren’t a lot of options around but that’s how they’re going to be treated in this transaction so both vested and unvested stock options will be cashed out for the difference between the strike price and the purchase price, the $35.

While the transaction is pending, all equity awards will continue to vest in accordance with their normal vesting schedule.

I just want to reiterate; you don’t need to do anything at the end of this process to obtain the payment. All of this is done behind the scenes, you don’t need to exercise your options or do anything like that. It just happens.

I also want to make sure everybody understands, and this is near and dear to my heart, our policies remain in full effect during this time period. And I’m thinking in particular of insider trading and adhering to our open trading windows and closed windows. All of those things apply with equal force now as they have before, and those will remain in effect right up until the day we close and honestly when we do close it will remain in effect; it will just be IBM’s policies that are going to look a whole lot like ours. So, nothing’s going to change with respect to stock policies.

And we will provide more information on all of this as we approach the close.

The senior leadership team will be working hard on the integration planning front, obviously there’s a lot of work to do there, what we ask of all of you is that you remain completely focused on your job. That means focusing on your customers, it means focusing on daily responsibilities, building products. All of the things that we do, we just keep doing because as I said earlier, we’re still HashiCorp. It’s the same company and we have a business to run, and we need to run it well between now and closing.

Just one last comment. As I said before, the SEC has specific rules around communications. It’s really important that everybody is mindful of this and allows the official communications channels to be the way people get information about the company, so that our shareholders and regulators get entirely accurate information from us. Accuracy is really paramount at this moment in time. They need to understand what we’re saying so that they can decide how they want to vote on the transaction. The regulators need to understand what we’re saying so that they have a precise knowledge of why we did the transaction, what the transaction means, so that they can make an informed and appropriate regulatory decision as well. So incredibly important that everybody understand and adhere to that process.

With that, I’ll turn it over to Dave.

Sorry, one reminder. And I mentioned this earlier – please, do not send out your own communications about the transaction. And that means sending communications to customers, partners, or anyone else out there. It’s a time where we need to be incredibly disciplined about this.

All communications about the transaction need to go through my team, and the comms team, and we need to make sure they’re completely tight and buttoned up.

So with that, I’ll turn it over to Dave to answer some of your questions.

END OF RECORDING

Additional Information and Where to Find It

HashiCorp, Inc. (“HashiCorp”), the members of HashiCorp’s board of directors and certain of HashiCorp’s executive officers are participants in the solicitation of proxies from stockholders in connection with the pending acquisition of HashiCorp (the “Transaction”). HashiCorp plans to file a proxy statement (the “Transaction Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies to approve the Transaction. David McJannet, Armon Dadgar, Susan St. Ledger, Todd Ford, David Henshall, Glenn Solomon and Sigal Zarmi, all of whom are members of HashiCorp’s board of directors, and Navam Welihinda, HashiCorp’s chief financial officer, are participants in HashiCorp’s solicitation. Information regarding such participants, including their direct or indirect interests, by security holdings or otherwise, will be included in the Transaction Proxy Statement and other relevant documents to be filed with the SEC in connection with the Transaction. Additional information about such participants is available under the captions “Board of Directors and Corporate Governance,” “Executive Officers” and “Security Ownership of Certain Beneficial Owners and Management” in HashiCorp’s definitive proxy statement in connection with its 2023 Annual Meeting of Stockholders (the “2023 Proxy Statement”), which was filed with the SEC on May 17, 2023 (and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1720671/000114036123025250/ny20008192x1_def14a.htm). To the extent that holdings of HashiCorp’s securities have changed since the amounts printed in the 2023 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC (which are available at https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001720671&type=&dateb=&owner=only&count=40&search_text=). Information regarding HashiCorp’s transactions with related persons is set forth under the caption “Related Person Transactions” in the 2023 Proxy Statement. Certain illustrative information regarding the payments to that may be owed, and the circumstances in which they may be owed, to HashiCorp’s named executive officers in a change of control of HashiCorp is set forth under the caption “Executive Compensation—Potential Payments upon Termination or Change in Control” in the 2023 Proxy Statement. With respect to Ms. St. Ledger, certain of such illustrative information is contained in the Current Report on Form 8-K filed with the SEC on June 7, 2023 (and is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1720671/000162828023021270/hcp-20230607.htm).

Promptly after filing the definitive Transaction Proxy Statement with the SEC, HashiCorp will mail the definitive Transaction Proxy Statement and a WHITE proxy card to each stockholder entitled to vote at the special meeting to consider the Transaction. STOCKHOLDERS ARE URGED TO READ THE TRANSACTION PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT HASHICORP WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the preliminary and definitive versions of the Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by HashiCorp with the SEC in connection with the Transaction at the SEC’s website (http://www.sec.gov). Copies of HashiCorp’s definitive Transaction Proxy Statement, any amendments or supplements thereto, and any other relevant documents filed by HashiCorp with the SEC in connection with the Transaction will also be available, free of charge, at HashiCorp’s investor relations website (https://ir.hashicorp.com/), or by emailing HashiCorp’s investor relations department (ir@hashicorp.com).

Forward-Looking Statements

This communication may contain forward-looking statements that involve risks and uncertainties, including statements regarding (i) the Transaction; (ii) the expected timing of the closing of the Transaction; (iii) considerations taken into account in approving and entering into the Transaction; and (iv) expectations for HashiCorp following the closing of the Transaction. There can be no assurance that the Transaction will be consummated. Risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, in addition to those identified above, include: (i) the possibility that the conditions to the closing of the Transaction are not satisfied, including the risk that required approvals from HashiCorp’s stockholders for the Transaction or required regulatory approvals to consummate the Transaction are not obtained, on a timely basis or at all; (ii) the occurrence of any event, change or other circumstance that could give rise to a right to terminate the Transaction, including in circumstances requiring HashiCorp to pay a termination fee; (iii) possible disruption related to the Transaction to HashiCorp’s current plans, operations and business relationships, including through the loss of customers and employees; (iv) the amount of the costs, fees, expenses and other charges incurred by HashiCorp related to the Transaction; (v) the risk that HashiCorp’s stock price may fluctuate during the pendency of the Transaction and may decline if the Transaction is not completed; (vi) the diversion of HashiCorp management’s time and attention from ongoing business operations and opportunities; (vii) the response of competitors and other market participants to the Transaction; (viii) potential litigation relating to the Transaction; (ix) uncertainty as to timing of completion of the Transaction and the ability of each party to consummate the Transaction; and (x) other risks and uncertainties detailed in the periodic reports that HashiCorp files with the SEC, including HashiCorp’s Annual Report on Form 10-K. All forward-looking statements in this communication are based on information available to HashiCorp as of the date of this communication, and, except as required by law, HashiCorp does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.